Exhibit 99.1

CONTACT:
American Community Newspapers	or	Brainerd Communicators
Dan Wilson		Corey Kinger (Investors)
dwilson@acnpapers.com		kinger@braincomm.com
972.628.4082		212.986.6667
Joe LoBello (Media)
lobello@braincomm.com
212.986.6667

AMERICAN COMMUNITY NEWSPAPERS INC. REPORTS

THIRD QUARTER EARNINGS RESULTS

DALLAS, TX – November 14, 2007 – American Community Newspapers Inc. (AMEX: ANE) (“ACN”) today reported financial results for the third quarter ended September 30, 2007. Comparisons are made on a pro forma basis to the 2006 third quarter results as ACN (formerly Courtside Acquisition Corp.) had no prior year reported operating results due to its acquisition of an operating company on July 2, 2007.

2007 Third Quarter Pro Forma Performance:

•

Total revenue was $18.5 million, down 6.3% from pro forma total revenue of $19.8 million in the prior year quarter. The decline was primarily due to the soft advertising environment, specifically at ACN’s Minneapolis-St. Paul cluster. In addition, ACN faced difficult year-over-year comparisons. In the third quarter of 2006, the newspaper industry experienced a revenue decline of 1.5% according to the Newspaper Association of America while ACN delivered organic revenue growth of 5.6% during this same period.

•	Advertising revenue decreased 6.3% to $17.2 million from the third quarter of 2006. Excluding the Minneapolis-St. Paul cluster, advertising revenue was down 1.9%.

•

Pro forma adjusted EBITDA was $4.4 million, down 8.1% from the prior year quarter and flat to the prior year quarter when adjusted for the corporate expense increase due to public company costs incurred in the 2007 third quarter.

•

Newspaper cash flow, which is defined as pro forma adjusted EBITDA prior to corporate expenses, was $5.0 million, down 3.6% year-over-year. Excluding the Minneapolis-St. Paul cluster, newspaper cash flow was up 17.7%.

•	Net loss was $2.5 million, or $0.17 per diluted share, relatively flat with the prior year quarter on a pro forma basis.
•

Internet advertising revenues increased 40.3% year-over-year in the 2007 third quarter. ACN newspaper Web sites generated 5.1 million page views and had 1.3 million unique users during the month of September 2007.

•

ACN’s 100 print products had a total circulation of 1.4 million in the 2007 third quarter. ACN has a free, controlled-distribution model for most of its print products, with circulation accounting for only 3.7% of total Company revenues in the period.

“While revenue trends in the third quarter were disappointing, the majority of the decline was isolated in the Minneapolis-St. Paul market and we have already taken a number of steps to address the performance of this cluster,” said Gene Carr, Chairman and Chief Executive Officer of ACN. “Importantly, our other markets have held up nicely in a difficult advertising environment, and all of the remaining clusters individually delivered double digit newspaper cash flow growth and a revenue decline in the low single digits.”

Mr. Carr concluded, “Overall we continue to execute on our operating plan and are taking the right steps to build shareholder value for the long-term. We remain well-positioned to improve margins and profitability as we continue to focus on cost controls and fully realize the opportunities in our Columbus cluster acquisition. In addition, as shown by our recent relaunch of the Columbus Web site, we are continually enhancing our digital platform and adding value for readers and advertisers. We are energized by our progress and look forward to seeing our recent growth initiatives take hold.”

Nine Months Ended September 30, 2007 (Pro Forma):

•	Total revenue was $56.7 million, down 2.8% from total revenue of $58.3 million in the prior year period.
•	Advertising revenue decreased 2.6% to $52.3 million from the first nine months of 2006.
•	Pro forma adjusted EBITDA was $13.2 million, down $33,000 or 0.2% from the prior year period, and pro forma adjusted EBITDA margin increased from 22.7% to 23.3% in this period.
•

Newspaper cash flow, which is defined as pro forma adjusted EBITDA prior to corporate expenses, was $14.6 million, up 1.2% year-over-year, and newspaper cash margin increased from 24.7% to 25.7% in this period.

•	Net loss was $7.8 million, or $0.54 per diluted share, compared to a net loss of $8.2 million or $0.56 per diluted share in the prior year period.

Conference Call & Webcast

ACN will host a conference call at 4:30 p.m. ET today to discuss 2007 third quarter financial results. Investors can access the conference call via a live webcast on the company’s website, www.acnpapers.com, or by dialing 888-823-3991 (U.S.) or 706-643-3947 (International), passcode 21396371.

A webcast replay will be archived on the company’s Web site. Additionally, a replay of the call will be available by dialing 800-642-1687 (U.S) or 706-645-9291 (International), passcode 21396371, through November 21, 2007.

About American Community Newspapers Inc.

ACN is a community newspaper publisher in the United States, operating within four major U.S. markets: Minneapolis - St. Paul, Dallas, Northern Virginia (suburban Washington, D.C.) and Columbus, Ohio. These markets are some of the most affluent, high growth markets in the United States, with ACN strategically positioned in many of the wealthiest counties within each market. ACN’s goal is to be the preeminent provider of local content and advertising in any market its serves. In these markets, ACN publishes three daily and 83 weekly newspapers, each serving a specific community, and 14 niche publications, with a combined circulation of approximately 1.4 million households. In addition, ACN’s locally focused Web sites have average monthly page views and visitors of approximately 5.1 million and 1.3 million, respectively, extending the reach and frequency of its products beyond their geographic print distribution area.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to ACN’s future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “ seek, “ “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

Pro Forma

We have presented our operating results on a pro forma basis for the three months ended September 30, 2007 and 2006 and the nine months ended September 30, 2007 and 2006. This pro forma presentation for the three and nine months ended September 30, 2007 and 2006 assumes that the July 2, 2007 acquisition of our operating business and related financings occurred at the beginning of the pro forma period. This pro forma presentation is not necessarily indicative of what our operating results would have actually been had the acquisition and related financings occurred at the beginning of the pro forma period. This pro forma presentation is required for comparison purposes as the Company had no operations in the corresponding three and nine month periods ended September 30, 2006.

Non-GAAP Financial Measures

This press release includes the following financial information defined as non-GAAP financial measures by the Securities and Exchange Commission: EBITDA and Newspaper Cash Flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for financial information prepared and presented in accordance with generally accepted accounting principles. ACN believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the ability of ACN to meet capital expenditures and working capital requirements and otherwise meet its obligations as they become due. ACN’s pro forma adjusted EBITDA was derived by taking earnings before interest, taxes, depreciation and amortization as adjusted for discontinued operations, acquisitions and certain one-time non-recurring items, non-cash items and exclusions. ACN’s Newspaper Cash Flow was derived by taking earnings before interest, taxes, depreciation and amortization as adjusted for corporate expenses, discontinued operations, acquisitions and certain one-time non-recurring items, non-cash items and exclusions. See the following “Reconciliation of net income (loss) to pro forma adjusted EBITDA” and “Reconciliation of net income (loss) to Newspaper Cash Flow” tables for further information regarding these non-GAAP financial measures.

AMERICAN COMMUNITY NEWSPAPERS INC.

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Advertising	$17,160,633	$—	$17,160,633	$—
Circulation	679,843	—	679,843	—
Commercial printing and other	695,609	—	695,609	—
Total revenues	18,536,085	—	18,536,085	—

Operating costs and expenses:
Operating costs	8,080,168	—	8,080,168	—
Selling, general and administrative	6,209,330	87,696	6,468,189	262,688
Depreciation and amortization	3,201,036	—	3,201,036	—
	17,490,534	87,696	17,749,393	262,688

Operating income (loss)	1,045,551	(87,696)	786,692	(262,688)

Interest expense	(3,671,609)	—	(3,675,863)	—
Other income	187,747	524,397	1,211,138	1,464,757

Income (loss) from operations before income taxes	(2,438,311)	436,701	(1,678,033)	1,202,069
Income tax benefit (expense)	106,084	(106,000)	(137,916)	(303,000)

Net income (loss)	$(2,332,227)	$330,701	$(1,815,949)	$899,069

Earnings (loss) per share:
Basic and diluted:	$(0.16)	$0.02	$(0.11)	$0.05

Weighted average shares outstanding	14,623,445	16,800,000	16,066,509	16,800,000

American Community Newspapers Inc.

Consolidated Statements of Operations (Pro Forma)

	Pro Forma
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Advertising	$17,160,633	$18,309,088	$52,317,416	$53,701,956
Circulation	679,843	641,816	2,377,489	2,375,794
Commercial printing and other	695,609	821,176	1,974,759	2,212,617
Total revenues	18,536,085	19,772,080	56,669,664	58,290,367
Operating costs and expenses:
Operating costs	8,080,166	8,887,040	25,144,142	26,294,215
Selling, general and administrative	6,209,330	6,408,517	19,161,846	19,656,554
Depreciation and amortization	3,276,038	3,226,038	9,828,114	9,678,114
	17,565,534	18,521,595	54,134,102	55,628,883
Operating income	970,551	1,250,485	2,535,562	2,661,484
Interest expense	(3,453,756)	(3,619,756)	(10,361,268)	(10,859,268)
Other income	—	—	—	—
Loss from operations before income taxes	(2,483,205)	(2,369,271)	(7,825,706)	(8,197,784)
Income tax benefit (expense)	—	—	—	—
Net loss	$(2,483,205)	$(2,369,271)	$(7,825,706)	$(8,197,784)
Earnings (loss) per share:
Basic and diluted:	$(0.17)	$(0.16)	$(0.54)	$(0.56)
Weighted average shares outstanding	14,623,445	14,623,445	14,623,445	14,623,445

 American Community Newspapers Inc.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2007	2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,429,484	$1,192,704
Cash equivalents held in Trust Fund	—	77,036,463
Accounts receivable, net of allowance for doubtful accounts of $13,368 at September 30, 2007	7,914,262	—
Inventory	673,895	—
Prepaid expenses and other	764,006	125,066
Total current assets	11,781,647	78,354,233
Property, plant, and equipment, net of accumulated depreciation of $457,586 at September 30, 2007	9,673,935	—
Goodwill	90,285,205	—
Intangible assets, net of accumulated amortization of $2,743,450 at September 30, 2007	107,853,493	—
Other assets	100,000	—
Total assets	$219,694,280	$78,354,233
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$1,050,000	$—
Accounts payable	1,433,232	278,348
Accrued expenses	2,531,090	—
Accrued interest	2,181,693	—
Deferred revenue	1,360,996	—
Income taxes payable	7,146	248,828
Deferred dividends	—	654,165
Total current liabilities	8,564,157	1,181,341
Long-term liabilities:
Long-term debt	140,559,589	—
Deferred income taxes	2,323,005	—
Redeemable preferred stock, $.0001 par value; 1,000,000 authorized shares; 42,193 issued and outstanding shares at September 30, 2007	4,377,610	—
Total liabilities	155,824,361	1,181,341
Common Stock, subject to conversion 2,758,620 shares at conversion value	—	14,745,424
Stockholders’ equity
Common stock, $.0001 par value; 50,000,000 authorized shares; 14,623,445 and 16,800,000 issued and outstanding shares at September 30, 2007 and December 31, 2006, respectively	1,462	1,680
Additional paid-in capital	64,227,696	60,969,078
Retained earnings (deficit)	(359,239)	1,456,710
Total stockholders’ equity	63,869,919	62,427,468
Total liabilities and stockholders’ equity	$219,694,280	$78,354,233

Reconciliation of Net Income (Loss) to Pro Forma Adjusted EBITDA

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Net income (loss)	$(2,332,227)	$330,701	$(1,815,949)	$899,069
Income tax expense (benefit)	(106,084)	106,000	137,916	303,000
Non-cash stock based compensation expense	147,493	—	147,493	—
Interest expense, net	3,483,862	(524,397)	2,464,722	(1,464,757)
Depreciation and amortization	3,201,036	—	3,201,036	—
Other non-recurring items	—	87,696	258,859	262,688
Adjustment for acquisitions	—	4,782,716	8,831,108	13,257,772
Pro Forma Adjusted EBITDA	$4,394,080	$4,782,716	$13,225,185	$13,257,772

Reconciliation of Net Income (Loss) to Newspaper Cash Flow

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Net income (loss)	$(2,332,227)	$330,701	$(1,815,949)	$899,069
Income tax expense (benefit)	(106,084)	106,000	137,916	303,000
Non-cash stock based compensation expense	147,493	—	147,493	—
Interest expense, net	3,483,862	(524,397)	2,464,722	(1,464,757)
Depreciation and amortization	3,201,036	—	3,201,036	—
Other non-recurring items	—	87,696	258,859	262,688
Corporate expense	563,930	361,272	1,332,574	1,121,557
Adjustment for acquisitions	—	4,782,716	8,831,108	13,257,772
Newspaper Cash Flow	$4,958,010	$5,143,988	$14,557,759	$14,379,329

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